As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333- 209143

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST –EFFECTIVE AMENDMENT NO. 1
To
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUSGLOBAL ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Ontario*	4953	Applied for
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Gerald Hamaliuk
Chief Executive Officer
200 Davenport Road
Toronto, ON M5R 1J2
Telephone: (416) 223-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Hamaliuk
Chief Executive Officer
200 Davenport Road
Toronto, ON M5R 1J2
Telephone: (416) 223-8500
Fax: (416) 223-8507
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Thomas A. Rose, Esq.
David B. Manno, Esq.
Sichenzia Ross Ference Kesner LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller	Smaller reporting company [X]
reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:  [ ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.11[ ]

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [ ] Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-209143(the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, the “Securities Act”) by SusGlobal Energy Corp., a Delaware corporation (“SusGlobal Energy Delaware”) as the successor to SusGlobal Energy Corp., an Ontario corporation (“SusGlobal Energy Canada”). The Registration Statement was Declared Effective on May 12, 2017. Subsequently, on May 23, 2017, SusGlobal Energy Delaware filed its Certificate of Domestication with the Secretary of State of the State of Delaware and changed its jurisdiction of incorporation from Ontario to the State of Delaware (the “Domestication”). As a result of the Domestication, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), we continued our existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of SusGlobal Energy Canada.

SusGlobal Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” “SusGlobal Energy Canada,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, and, as of any time after the Domestication, SusGlobal Energy Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.

The Company’s common stock is not listed or quoted for trading on any exchange or quotation service.

As a result of the Domestication, the following securities of SusGlobal Energy Canada automatically converted by operation of law, on a one-for-one basis, into a security of SusGlobal Energy Delaware:

each holder of one ordinary share of SusGlobal Energy Canada became a holder of one share of common stock of SusGlobal Energy Delaware, representing the same proportional equity interest in SusGlobal Energy Delaware as that holder held in SusGlobal Energy Canada and representing the same class of securities; and

Each holder of one warrant of SusGlobal Energy Canada became a holder of one warrant of SusGlobal Energy Delaware, representing the same proportional equity interest in SusGlobal Energy Delaware as that holder held in SusGlobal Energy Canada and representing the same class of securities.

The number of shares of SusGlobal Energy Delaware’s common stock, 36,205,086 outstanding immediately after the Domestication was the same as the number of shares of Common Stock 36,205,086 outstanding immediately prior to the Domestication.

The rights of holders of the Company’s common stock and any shares of preferred stock if issue are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is (i) described in the final prospectus relating to the Domestication, which is part of the Registration Statement, and (ii) filed as an exhibit to this Amendment.

PROSPECTUS

Page | 15

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Certificate of incorporation of SusGlobal Energy Delaware provides that the Company shall to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the hers, executors and administrators of such persons.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description

3.1	Certificate of Incorporation of SusGlobal Energy Corp.

3.2	Bylaws of SusGlobal Energy Corp.*

4.1	Specimen Common Stock certificate*

5.1	Opinion of Sichenzia Ross Ference Kesner LLP

8.1	Opinion of Blais, Halpert, Lieberman & Greene LLC*

10.1	SusGlobal Stock Option Plan*

10.2	Executive Chairman Consulting Agreement between SusGlobal Energy corp., Travellers International Inc. and Marc Hazout*

10.3	CEO Consulting Agreement SusGlobal Energy Corp., Landfill Gas Canada Ltd. and Gerald Hamaliuk*

10.4	CFO Consulting Agreement between SusGlobal Energy Corp. and Ike Makrimichalos*

10.5	Financing Agreement with Phoenix Capital Partners Inc. dated December 2, 2015*

10.6	Memorandum of Agreement between Syngas SDN BHD and SusGlobal Energy Corp.*

10.7	Commercial Lease Agreement between Haute Inc. and SusGlobal Energy Corp.*

10.8	Biodigester Expansion and Operation Agreement*+

10.9	Phoenix Amended Engagement Agreement Dated July 20, 2016*

10.10	Executive Chairman Consulting Agreement between SusGlobal Energy Corp., Travellers International Inc. and Marc Hazout*

10.11	CEO Consulting Agreement SusGlobal Energy Corp., Landfill Gas Canada Ltd. and Gerald Hamaliuk*

10.12	Commercial Lease Agreement between Haute Inc. and SusGlobal Energy Corp.*

10.13	PACE Savings and Credit Union Limited Term Sheet dated December 31, 2016*

10.14	Susglobal Energy Ron Williamson Quarter Horses Inc. 1428245 Ontario Limited Engagement Letter*

10.15	Summary of Oral Agreement with Silver Dragon Resources Ltd*

10.16	Summary of Oral Agreement with Travellers International Inc.*

10.17	Summary of Oral Agreement with Travellers International Inc. *

10.18	Variable Rate Business Loan Agreement from Borrowers and Guarantor-SusGlobal Energy*

10.19	Business Loan General Security Agreement from SusGlobal Energy Corp.*

10.20	Business Loan General Security Agreement from SusGlobal Energy Canada Corp.*

10.21	Business Loan General Security Agreement from SusGlobal Energy Canada I Ltd.*

10.22	Guarantee and Postponement of Claim by Marc M. Hazout*

10.23	Hypothecation of 500,000 Common Shares of SusGlobal Energy Corp. dated January 31, 2017 and executed by Ike Makrimichalos*

10.24	Hypothecation of 2,000,000 Common Shares of SusGlobal Energy Corp. dated January 31, 2017 and executed by Vince Ramoutar*

10.25	Hypothecation of 3,300,000 Common Shares of SusGlobal Energy Corp. dated January 31, 2017 and executed by Gerald Hamaliuk*

10.26	Hypothecation of 1 Common Share of SusGlobal Energy Canada Corp., dated January 29, 2017 and executed by Marc Hazout*

10.27	Hypothecation of 1 Common Share of SusGlobal Energy Canada I Ltd., dated January 29, 2017 and executed by Marc Hazout*

10.28	Guarantee and Postponement of claim for each of Ike Makrimichalos, Landfill Gas Canada Ltd., and 1370383 Ontario Ltd.*

21.1	Subsidiaries of the Registrant *

23.1	Consent of Sichenzia Ross Ference Kesner LLP (form contained in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to the Registration Statement on Form S-4, filed by SusGlobal Energy Corp. filed on January 1, 2016)

* Previously filed.

+ A redacted version of this Exhibit has been previously filed. An un-redacted version of this Exhibit has been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment.

The confidential portions of the Exhibit have been omitted and are marked by an asterisk.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)

The undersigned registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario on June 7, 2017.

SUSGLOBAL ENERGY CORP.

By: /s/ Marc Hazout
Name: Marc Hazout
Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the registrant hereby constitutes and appoints Gerald Hamaliuk and Marc Hazout, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and including any filings pursuant to Rule 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald Hamaliuk	Chief Executive Officer	June 7, 2017
Gerald Hamaliuk	(principal executive officer) and
Director Board

/s/ Ike Makrimichalos	Chief Financial Officer and	June 7, 2017
Ike Makrimichalos	(principal financial and accounting
officer)

/s/ Marc Hazout	President and Chairman of the	June 7, 2017
Marc Hazout	Board

/s/	Director	June , 2017
Vincent Ramoutar

/s/ Gordon Miller	Director	June 7, 2017
Gordon Miller

	Director	June , 2017
Marsha Guy

/s/ Laurence W. Zeifman	Director	June 7, 2017
Laurence W. Zeifman

/s/ Ryan Duffy	Director	June 7, 2017
Ryan Duffy